Exhibit 99.1

NEWAGE ANNOUNCES RECORD FOURTH QUARTER

AND FULL-YEAR 2020 FINANCIAL RESULTS

- Net Revenue up 53% to $90.4 million for the fourth quarter of 2020

- Net Income improved $61.8 million vs. prior year to a net loss $4.0 million

- Adjusted EBITDA of $2.9 million, NewAge’s first quarter with positive EBITDA(1)

DENVER, COLORADO, March 16, 2021 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based healthy products company intending to become the world’s leading social selling and distribution company, today announced financial results for the quarter ended December 31, 2020, with net revenue reaching $90.4 million, an increase of 53%. Adjusted EBITDA(1) also exceeded expectations reaching $2.9 million, NewAge’s first positive adjusted EBITDA quarter in nearly two years.

Highlights for the Full Year 2020:

-	Acquired and integrated ARIIX reaching nearly $500 million in pro forma revenue
-	Divested BWR and other retail brands, eliminating more than $7.0 million of losses
-	Identified more than $20 million in cost synergies, captured more than 50% already
-	Strengthened balance sheet through early 2021 with almost $100MM in cash
-	Launched Noni+CBD in Japan and multiple other new products worldwide

Brent Willis, Chief Executive Officer of NewAge commented, “2020 was another transformative year for NewAge, whereby we reached nearly half a billion dollars in pro forma revenue and achieved positive adjusted EBITDA in the fourth quarter, and we believe we are just getting started. Beyond the scale and profitability benefits that came with ARIIX and the four other companies that merged with us in November, we significantly strengthened our management teams and execution capabilities, and as a result are seeing excellent organic growth momentum in 2021.”

Mr. Willis continued, “We are seeing record growth in Western Europe, the US, and Mexico, and are now seeing resurgence in both China and Japan in Q1 2021. The recently announced letter of intent to acquire Aliven in Japan, will add further momentum in this highly profitable core market for NewAge. We continue to make substantial progress on converging our companies and capturing cost synergies and are ahead of schedule on capturing our $20 million target. This will further add to the bottom line, on top of the benefits that accrue from the disposition of BWR.”

“We believe our social selling focus and direct route-to-market is both pandemic and recession resilient, and we are beginning to see the benefits of our busines model. During the remainder of 2021 we will continue pursuing our key strategies of: converging with ARIIX and reducing costs; enhancing our social selling platform; driving organic growth by focusing on key geographic regions; and pursuing strategic acquisitions and collaboration opportunities that will drive value for all of our stakeholders,” said Willis.

On November 16, 2020, NewAge closed its merger transaction with ARIIX and began fully integrating and converging NewAge, Morinda, ARIIX, MaVie, Limu, and Zennoa. Accordingly, fourth quarter results for NewAge include operating results for ARIIX from the closing date forward.

Fourth Quarter 2020 Financial Results, Unaudited

Net revenue reached $90.4 million for the quarter ended December 31, 2020, versus $59.2 million for the fourth quarter of the prior year, an increase of 53%. Contributing to the results were the U.S., which grew 11% in the three months ended December 31, 2020 compared to the same period of the prior year, the Direct to Store (DSD) Division, which was up 15% and the contributions from the ARIIX acquisition starting in November.

Gross margin in the fourth quarter of 2020 reached $60.4 million, or 66.8% of net revenue, compared with $32.2 million, or 54.3% of net revenue in the same period of the prior year, an increase of 12.5 percentage points. Gross margin percentage increase was driven by higher net revenue from our Direct/Social Selling Division and the elimination of the BWR business.

Net loss was $4.0 million, an improvement of $61.8 million compared to a net loss of $65.8 million, in the fourth quarter of the prior year. Adjusted EBITDA(1) was $2.9 million for the fourth quarter of 2020, compared with a negative $17.4 million for the fourth quarter of 2019, an improvement in Adjusted EBITDA of $20.2 million.

Full-Year 2020 Financial Results, Unaudited

Net revenue reached $279.5 million for the year ended December 31, 2020, versus $253.7 million in 2019, an increase of 10.2%. Pro forma combined revenues for the full year 2020, were nearly $500 million. The year-over-year increase is primarily due to $32.0 million in added revenue from ARIIX beginning on November 16, 2020, which was not part of 2019 results, and an increase in sales of $4.3 million in our DSD division.

Gross margin for the year ended December 31, 2020 reached $177.5 million, or 63.5% of net revenue, compared with $152.7 million, or 60.2% of net revenue for the year ended December 31, 2019, an increase of $24.8 million or 3.3 percentage points. Gross margin increase was driven by higher relative sales the additions of the new businesses as well as the divestment of the low and negative margin retail brands.

Net loss was $39.3 million for the for the year ended December 31, 2020, compared to a net loss of $89.8 million for the year ended December 31, 2019. The improvement of $50.5 million was a result of the improved operating performance and a significant non-recurring impairment expense in 2019 related to its now divested retail brands.

“What we saw financially in the fourth quarter was the just the start of what we believe to be the trend in top and bottom-line growth. We have communicated since our inception four years ago that as we gained the scale in our operations that the benefits would translate directly to EBITDA margin. We saw the beginning of that in the fourth quarter. Leading into 2021, ARIIX convergence and cost synergy capture is ahead of expectations, organic growth is ahead of expectations, and we are in a very strong financial position to take advantage of a wealth of organic and external growth opportunities that continue to present themselves,” concluded Mr. Willis.

(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the table below. The financials in this press release represent the unaudited performance of NewAge, and will be confirmed with the filing of the Company’s 10K.

Conference Call

The Company will host a live conference call and webcast today at 8:30 a.m. ET. Conference call details are provided below. Interested investors can dial into the conference call to hear the details of management’s update and participate in a question and answer session.

Date: Tuesday, March 16, 2021

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: 1-877-407-3982

International dial-in number: 1-201-493-6780

Conference ID: 13716836

The conference call will also be broadcast live and available for replay here and via the investors section of the Company’s website at https://newagebev.com/en-us/our-story/investors. The webcast replay will be available for approximately 45 days following the call.

Please dial into the conference call 15 minutes prior to the start time due to increased demand for conference calls. You will be asked to register your name and organization.

A replay of the conference call will be available after 11:30 a.m. Eastern Time on the same day through Tuesday, March 23, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13716836

About NewAge, Inc. (NASDAQ: NBEV)

NewAge is a purpose-driven firm intending to become the world’s leading social selling and distribution company. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct route-to-market system. The company competes in three major category platforms including health and wellness, healthy appearance, and nutritional performance and leads a network of more than 400,000 exclusive independent distributors and brand partners around the world.

The Company operates the websites NewAge.com, Noninewage.com, Ariix.com, Mavie.com, Thelimucompany.com, Zennoa.com and a number of other individual brand websites.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, and financial condition. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable, but there is no assurance they will prove to be accurate. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about NewAge please contact:

NewAge Investor Relations:

Riley Timmer
Vice President, Investor Relations
Tel: 1-801-870-8685
Riley_Timmer@NewAge.com

Investor Relations Counsel:

Reed Anderson

ICR – Strategic Communications and Advisory

Tel: 1-646-277-1260

newage@icrinc.com

Non-GAAP Financial Measures

The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

We provide in the table below a reconciliation from the most directly comparable GAAP financial measure to the non-GAAP financial measures presented.

EBITDA and Adjusted EBITDA. The calculation of our EBITDA and Adjusted EBITDA is presented below (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net loss	$(4,039)	$(65,851)	$(39,344)	$(89,835)
EBITDA Non-GAAP adjustments:
Interest expense	2,343	548	4,036	3,677
Income tax expense (benefit)	9	(100)	1,895	12,668
Depreciation and amortization expense	3,321	1,983	8,928	8,759

EBITDA	1,634	(63,420)	(24,485)	(64,731)
Adjusted EBITDA Non-GAAP adjustments:
Stock-based compensation expense	1,223	1,110	4,638	6,388
Impairment of goodwill and identifiable intangible assets	-	44,925	-	44,925

Adjusted EBITDA	$2,857	$(17,385)	$(19,847)	$(13,418)

EBITDA is defined as net income (loss) adjusted to exclude GAAP amounts for interest expense, income tax expense (benefit), and depreciation and amortization expense. For the calculation of Adjusted EBITDA, we also exclude the following item for the periods presented.

Stock-Based Compensation Expense: Our compensation strategy includes the use of stock-based compensation to attract and retain employees, directors and consultants. This strategy is principally aimed at aligning the employee interests with those of our stockholders and to achieve long-term employee retention, rather than to motivate or reward operational performance for any particular period. As a result, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.